Maine Public Service and Central Maine Power to Invest up to $500 Million in Northern Maine

AUGUSTA, ME -- 07/01/2008 -- Brent Boyles, President and CEO of Maine Public Service Company (AMEX: MAM) (MPS), and Sara Burns, President of Central Maine Power Company (CMP), today announced plans to construct a 345 kilovolt (345 kV) transmission line from central Maine to Northern Aroostook County.

The Maine Power Connection (MPC), a joint project of MPS and CMP, will connect Northern Maine to the CMP and New England electric grid to provide MPS customers with access to competitive electric power markets and to support the development of proposed wind generation projects in Aroostook County. Presently, MPS does not have a connection to the New England grid or adequate capacity to handle burgeoning requests for transmission connections from wind developers.

Brent Boyles said, "We plan to invest between $400 and $500 million to build a 200 mile 345 kV transmission line and related substations from the Detroit area to Northern Aroostook County. The Maine Power Connection will enable the development of wind generation projects estimated at $1.6 billion, providing tremendous economic and environmental benefits to Northern Maine and the entire region."

"We are excited to be working with Maine Public Service on such an important project," said Sara Burns. "Creating access to renewable resources is critical to gaining control of our electricity costs here in Maine, and it's essential to reaching our environmental goals. Through this partnership, northern Maine can be a leader in those efforts, while expanding their local employment and tax base."

Boyles described important public benefits of the Maine Power Connection, including:

--  Provides competitive regional electricity costs for customers in northern Maine;
--  Enhances market access for renewable energy sources, enabling 800 MW of wind development;
--  Improves system reliability for northern Maine, Maine and New England;
--  Reduces carbon dioxide emissions and other pollutants;
--  Reduces dependency on fossil fuels and foreign oil;
--  Adds $25 to $30 million annually to local property tax revenues;
--  Creates green jobs and stimulates new R&D initiatives in Aroostook
    County.

The companies plan to file the project this week with the Maine Public Utilities Commission.

More information is available on the Maine Power Connection website at www.mainepowerconnection.com

Contacts:       Virginia Joles  (MPS):  207-760-2418
                John Carroll    (CMP):  207-629-1023
                Larry Benoit    (BSGS): 207-774-1200

About Maine Public Service Company:

Maine Public Service Company, a subsidiary of Maine & Maritimes Corporation (AMEX: MAM) is a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated wholly-owned US subsidiary which focuses on such areas as transmission infrastructure to support wind generation, utility asset maintenance contracts, and other utility-related services. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

About Central Maine Power Company:

Central Maine Power, a subsidiary of Energy East Corporation (NYSE: EAS), a regulated electric transmission and distribution utility, operates more than 25,000 miles of power lines and other facilities that deliver electricity to 600,000 electricity customers in Maine. The corporate website is: www.cmpco.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-G = General Releases

For More Information Contact:
Virginia R. Joles
Director of Communications
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com

http://www.maineandmaritimes.com